Exhibit 10.14

FIRST AMENDMENT TO LEASE

        THIS FIRST AMENDMENT TO LEASE is made and dated the 10th day of December, 2002 by and between BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware Limited Partnership (“Landlord”) and i-STAT CORPORATION, a Delaware corporation (“Tenant”).

BACKGROUND

    A.        On July 15, 1998 Landlord and Tenant entered into that certain Lease (the “Lease”) pursuant to the terms and provisions of which the Tenant leased approximately 37,474 rentable square feet of space, being Suite 100 in the Building located at 104 Windsor Center Drive, East Windsor, New Jersey (the “Premises”).

    B.        Landlord and Tenant now desire to modify the terms and provisions of the Lease pursuant to the provisions of this First Amendment.

        NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

    1.        Except as specifically defined in this Amendment, all initially capitalized terms shall have the meaning ascribed to such terms as set forth in the Lease.

    2.        The Term of the Lease, shall expire, unless sooner terminated pursuant to the provisions of the Lease, on midnight on December 31, 2008.

    3.        Commencing on October 1, 2003, the term “Fixed Rent” shall be and mean as follows:

Time Period	Fixed Rent Per Square Foot	Fixed Rent Per Month	Annual Fixed Rent
10/1/03 - 12/31/03	$0.00	$0.00	$0.00
1/1/04 - 12/31/04	$16.75	$52,307.46	$627,689.50
1/1/05 - 12/31/05	$17.00	$53,088.17	$637,058.00
1/1/06 - 12/31/06	$17.25	$53,868.88	$646,426.50
1/1/07 - 12/31/07	$17.50	$54,649.58	$655,795.00
1/1/08 - 12/31/08	$17.75	$55,430.29	$665,163.50

    4.        (a) Notwithstanding anything in the Lease to the contrary, commencing on January 1, 2005, and in each calendar year thereafter during the Term (as same may be extended), Tenant shall pay to Landlord Tenant’s Allocated Share of the Recognized Expenses and Taxes, without deduction or set off, to the extent such Recognized Expenses exceed the Recognized Expenses in the calendar year 2004 (“Base Year”).

    (b)        The first paragraph of Section 6(d) of the Lease is hereby amended in its entirety as follows:

        “Commencing on January 1, 2005, Tenant shall pay, in monthly installments in advance, on account of Tenant’s Allocated Share of Recognized Expenses and Taxes, on a per square foot basis, the estimated amount of the increase of such Recognized Expenses and Taxes on a per square foot basis, for such year in excess of the Base Year as determined by Landlord in its reasonable discretion and as set forth in a notice to Tenant, such notice to include the basis for such calculation, to be provided to Tenant prior to such date. Prior to the end of the calendar year in which the Lease commences and thereafter for each successive calendar year (each, a “Lease Year”), or part thereof, Landlord shall send to Tenant a statement of projected increases in Recognized Expenses and Taxes in excess of the Base Year and shall indicate what Tenant’s projected share of Recognized Expenses and Taxes shall be. Said amount shall be paid in equal monthly installments in advance by Tenant as Additional Rent commencing January 1 of the applicable Lease Year.”

    5.        Section 35 of the Lease is hereby amended in its entirety as follows:

“Provided Tenant is neither in default at the time of exercise nor has Tenant ever been in default (irrespective of the fact that Tenant cured such default) of any monetary obligations under this Lease more than twice during the Term and such monetary default aggregates in excess of $20,000, and Tenant is fully occupying the Premises and the Lease is in full force and effect, Tenant shall have the right to renew this Lease for one term of five (5) years beyond the end of the Term (“Renewal Term”). Tenant shall furnish written notice of intent to renew nine (9) months prior to the expiration of the Term, failing which, such renewal right shall be deemed waived; time being of the essence. The terms and conditions of this Lease during the Renewal Term shall remain unchanged except that the annual Fixed Rent for the Renewal Term shall be the Fair Market Rent (as such term is hereinafter defined). All factors regarding Additional Rent shall remain unchanged, and no Tenant Allowance shall be included in the absence of further agreement by the parties. Anything herein contained to the contrary notwithstanding, Tenant shall have no right to renew the term hereof other than or beyond the one five (5) year term hereinabove described. It shall be a condition of the Renewal Term that Landlord and Tenant shall have executed, not less than six (6) months prior to the expiration of the then expiring term hereof, an appropriate amendment to this Lease, in form and content satisfactory to each of them, memorializing the extension of the term hereof for the Renewal Term.

For purposes of this Lease, “Fair Market Rent” shall mean the base rent, for comparable space, taking into account all free or reduced rent periods, work letters, cash allowances, fit-out periods and other tenant inducement concessions however denominated. In determining the Fair Market Rent, Landlord, Tenant and any appraiser shall take into account applicable measurement and the loss factors, applicable lengths of lease term, differences in size of the space demised, the location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in base years or stop amounts for operating expenses and tax escalations and other factors normally taken into account in determining Fair Market Rent. The Fair Market Rent shall reflect the level of improvement to be made by Landlord to the space and the Recognized Expenses and Taxes under this Lease. If Landlord and Tenant cannot agree on the Fair Market Rent, the Fair Market Rent shall be established by the following procedure: (1) Tenant and Landlord shall each select an MAI certified appraiser who shall have a minimum of ten (10) years experience in commercial real estate leasing in the market in which the Premises is located, (2) the two appraisers selected by each of the Landlord and Tenant shall select a third MAI certified appraiser who shall have a minimum of ten (10) years experience in commercial real estate leasing in the market in which the Premises is located, (3) during the next seven (7) days the third appraiser shall determine the Fair Market Rent, which determination shall be final and binding upon the Landlord and the Tenant. The fees of the appraisers shall be shared equally between the Landlord and the Tenant.”

    6.        Tenant represents and warrants to Landlord that Tenant has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder except Cushman & Wakefield (the “Broker”); and that except for the Broker, no broker or finder called the Premises to Tenant’s attention for lease or took any part in any dealings, negotiations or consultations with respect to the Premises or this First Amendment. Each party agrees to indemnify and hold the other harmless from and against all liability, cost and expense, including attorney’s fees and court costs, arising out of any misrepresentation or breach of warranty under this Section.

    7.        Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations which are then due and owing, shall look solely to Landlord’s successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder. Landlord shall have no personal liability under any of the terms, conditions or covenants of the Lease and Tenant shall look solely to the equity of Landlord in the Building of which the Premises form a part for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any section of this Lease by Landlord. In addition to the foregoing, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities.

    8.        Except as expressly provided in this First Amendment, the terms and provisions of this Lease remain in full force and effect in accordance with its terms. Tenant hereby confirms and acknowledges that Tenant has accepted and does accept the Premises in its current AS IS condition, and that there exists no default or event which with the passage of time or the giving of notice could constitute a default by Landlord under the Lease. In the event of any conflict between the Lease and this First Amendment, the provisions of this First Amendment shall control.

        IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease on the day and year first above written.

WITNESS	LANDLORD
BRANDYWINE OPERATING PARTNERSHIP, L.P.
/s/ GEORGE JOHNSTONE	By: Brandywine Realty Trust,
______________________	its general partner
By: George Johnstone, Vice President

TENANT:
/s/ LORIN J. RANDALL	i-STAT CORPORATION
_______________________	By: Lorin J. Randall, Chief Financial Officer